Exhibit 99.1

NEWS RELEASE
Contacts:	Dennard Lascar Investor Relations Ken Dennard / Natalie Hairston (713) 529-6600 STXB@dennardlascar.com

SPIRIT OF TEXAS BANCSHARES, INC. REPORTS STRONG

THIRD QUARTER 2020 FINANCIAL RESULTS

CONROE, TX – October 20, 2020 – Spirit of Texas Bancshares, Inc. (NASDAQ: STXB) (“Spirit”, the “Company”, “we”, “our”, or “us”), reported net income of $7.1 million in the third quarter of 2020, representing diluted earnings per share of $0.41, compared to net income of $5.3 million in the third quarter of 2019, representing diluted earnings per share of $0.34. Strong financial results for the third quarter of 2020 were assisted by $1.3 million net accretion of origination fees on Paycheck Protection Program (“PPP”) loans offset by increased provision expense for potential loan losses related to the COVID-19 pandemic.

Third Quarter 2020 Financial and Operational Highlights

•	Declared first quarterly cash dividend of $0.07 per share.

•	Successfully completed the core system conversion associated with the acquisition of Citizens State Bank.

•	Capital remained strong with a Tier 1 leverage ratio of 9.91% at Spirit of Texas Bank, SSB (the “Bank”) and 9.62% at the Company on a consolidated basis at September 30, 2020.

•	Net interest margin for the third quarter of 2020 as reported and on a tax equivalent basis(1) was 3.90% and 3.97%, respectively.

•	At September 30, 2020, return on average assets was 0.96% annualized.

•	Book value per share increased to $20.30 at September 30, 2020 and tangible book value per share(1) increased to $15.31 at the same date.

•	At September 30, 2020, total stockholders’ equity to total assets was 12.02% and tangible stockholders’ equity to tangible assets(1) was 9.34%.

Dean Bass, Spirit’s Chairman and Chief Executive Officer, stated, “We are extremely excited to have reached a historic milestone in the evolution of our Company. During the quarter we declared our first quarterly cash dividend of $0.07 per share. The decision was made given our strong and stable capital position and the strength and consistency of our core earnings. We believe we are providing a level of dividend that represents a solid dividend yield for our investors while still allowing us to pursue growth opportunities through strategic partnerships.

Although there is a great deal of uncertainty surrounding the economic impact of the COVID-19 pandemic, our Company posted a strong third quarter. Our team’s ability to perform at a high level, deliver outstanding service, and continue to execute on our strategic vision in a very difficult operating environment, is exceptional. I am confident that our company is well positioned to continue navigating this uncertain environment with our core earnings, solid capital position, and excellent liquidity. Our focus will continue to be on the needs of our clients and the safety and welfare of our employees,” Mr. Bass concluded.

Loan Portfolio and Composition

During the third quarter of 2020, gross loans grew to $2.45 billion, an increase of 1.0% from $2.43 billion as of June 30, 2020, and an increase of 64.9% from $1.49 billion as of September 30, 2019. Our loan pipeline continues to build back to pre-COVID-19 levels. We continue to see some loan growth, but we do not expect to see our pre-COVID-19 loan growth until uncertainty surrounding the effects of the global pandemic and the timeline of a vaccine lessens. However, we are committed to lending in these times and are in regular contact with prospective borrowers regarding future plans and funding needs.

Many of the industries in our loan portfolio that we have been monitoring have begun to show signs of improvement. Specifically, we expect restaurants, which comprise $33.7 million, or 1.4%, of our loan portfolio, to benefit from recently opened dining rooms and an easing of occupancy restrictions. Additionally, retail strip centers, which comprise $164.7 million, or 6.7%, of our loan portfolio, appear to be benefiting from increased retail sales and movements to support local small businesses. We will continue to monitor trends in these portfolio segments, but our primary short-term focus is on the hospitality segment, which is still under stress as business and leisure travel has yet to return to pre-COVID-19 levels. At September 30, 2020, our total exposure in the hospitality segment consisted of $97.6 million, or 4.0%, of our loan portfolio. Oil and gas prices appear to have stabilized, however, we continue to closely monitoring our exposure in this segment which at September 30, 2020 was $66.5 million, or 2.7%, of our loan portfolio.

Asset Quality

Asset quality continues to remain strong in the third quarter of 2020. We have enhanced monitoring processes throughout the Bank to quickly identify problem loans and/or negative industry trends in order to ensure timely downgrades, charge-offs, and qualitative factor adjustments. Based on the results of these enhanced processes, we are pleased that downgrades and increases in impaired loans appear to be due to borrower specific events and not systemic weakness. The provision for loan losses recorded for the third quarter of 2020 was $2.8 million, which served to increase the allowance to $12.2 million, or 0.50% of the $2.45 billion in gross loans outstanding as of September 30, 2020. The coverage ratio on the organic portfolio was 0.94% of the $1.29 billion in organic loans outstanding, excluding PPP loans which are fully guaranteed and not reserved for as of September 30, 2020. The majority of the provision expense for the third quarter of 2020 related to annual updates to the allowance model as opposed to a deterioration in credit quality or an increase in impaired loan balances. As an emerging growth company, we have opted to delay the adoption of CECL until 2023. Under our current incurred loss model, our reserves are based upon an estimate of loss events which have occurred as opposed to forecasting future loss events.

Nonperforming loans to loans held for investment ratio continues to remain low as of September 30, 2020 at 0.36% compared to 0.31% as of June 30, 2020, and 0.61% as of September 30, 2019. Annualized net charge-offs were 8 basis points for the third quarter of 2020, compared to 17 basis points for the third quarter of 2019.

As of September 30, 2020, the vast majority of our approved COVID-19 related loan relief requests, including periods of interest-only payments, full payment deferrals, and escrow deferrals associated with loans with an unpaid principal balance of approximately $520.6 million. Approximately 81% of the approved deferrals have exited the 90 day deferral period, and 98.5% of these borrowers have resumed regularly scheduled payments.

Deposits and Borrowings

Deposits totaled $2.29 billion as of September 30, 2020, a decrease of 5.3% from $2.41 billion as of June 30, 2020, and an increase of 44.3% from $1.59 billion as of September 30, 2019. Noninterest-bearing demand deposits decreased $78.4 million, or 10.5%, from June 30, 2020, and increased $301.0 million, or 82.2% from September 30, 2019. The decrease in noninterest-bearing deposits is partially due to deposit accounts related to PPP loan funding. PPP related deposit accounts totaled $39.4 million at September 30, 2020. Noninterest-bearing demand deposits represented 29.2% of total deposits as of September 30, 2020, down from 30.9% of total deposits as of June 30, 2020, and up from 23.1% of total deposits as of September 30, 2019. Due to seasonal fluctuations of public funds, we also saw a $31.0 million decrease in public funds during the quarter. The average cost of deposits was 0.57% for the third quarter of 2020, representing a 10 basis point decrease from the second quarter of 2020 and a 46 basis point decrease from the third quarter of 2019.

Borrowings increased by $84.7 million during the third quarter of 2020 to $277.7 million due primarily to increased borrowings of $78.9 million under the Paycheck Protection Program Lending Facility with the Board of Governors of the Federal Reserve System and to the issuance of $37.0 million of subordinated notes, offset by paydowns of $21.0 million of FHLB borrowings and the payoff of our third-party holding company line of credit of $10.0 million. Borrowings totaled 9.5% of total assets at September 30, 2020, compared to 6.5% at June 30, 2020 and 3.8% at September 30, 2019.

Net Interest Margin and Net Interest Income

The net interest margin for the third quarter of 2020 was 3.90%, a decrease of 5 basis points from the second quarter of 2020 and a decrease of 69 basis points from the third quarter of 2019. The tax equivalent net interest margin(1) for the third quarter of 2020 was 3.97%, a decrease of 3 basis points from the second quarter of 2020 and a decrease of 66 basis points from the third quarter of 2019. The decline from the second quarter of 2020 is primarily due to remaining rate resets on interest-earning assets as a result of decreases in interest rates set by the Federal Open Market Committee during the first quarter of 2020 and PPP loans which yield 1.00%. Excluding the impact of PPP loans, net interest margin and tax equivalent net interest margin for the third quarter of 2020 were 4.20% and 4.28%, respectively.

Net interest income totaled $26.2 million for the third quarter of 2020, an increase of 28.0% from $20.5 million for the third quarter of 2019. Interest income totaled $30.5 million for the third quarter of 2020, an increase of 21.9% from $25.0 million for the third quarter of 2019. Interest and fees on loans remained constant compared to the second quarter of 2020, and increased by $6.8 million, or 29.6%, from the third quarter of 2019. Interest expense was $4.3 million for the third quarter of 2020, a decrease of 5.2% from $4.5 million for the second quarter of 2020 and a decrease of 5.6% from $4.5 million for the third quarter of 2019.

Noninterest Income and Noninterest Expense

Noninterest income totaled $4.8 million for the third quarter of 2020, compared to $2.6 million for the second quarter of 2020. U.S. Small Business Administration loan servicing fees increased $363 thousand, quarter over quarter, as a result of a favorable servicing asset valuation. Additionally, during the third quarter of 2020, gain on sale of loans increased $286 thousand as small business lending demand has slowly begun to rebound. During the quarter, we took a gain on the sale of securities of $1.0 million in order to offset the prepayment penalties of $436 thousand associated with inefficient leverage held at the FHLB.

Noninterest expense totaled $19.3 million in the third quarter of 2020, an increase of 19.8% from $16.1 million in the second quarter of 2020, primarily due to an increase in salaries and benefits. Salaries and benefits increased $3.4 million in the third quarter of 2020 given that the prior quarter included deferred salaries related to PPP loan origination.

The efficiency ratio was 62.2% in the third quarter of 2020, compared to 56.3% in the second quarter of 2020, and 67.2% in the third quarter of 2019. The second quarter efficiency ratio was assisted by the deferral of $4.9 million of salary expense related to PPP loan originations.

Subsequent Events

On October 16, 2020, we closed the previously announced sale of our Clear Lake Branch to Moody National Bank (the “Clear Lake Branch Sale”), which resulted in the sale of deposits of approximately $24.2 million. Final settlement on the sale will occur during the fourth quarter of 2020 and is expected to result in a gain on sale of approximately $700 thousand and a reduction in rental and personnel expenses of $350 thousand. We continue to focus on expense reductions going into the fourth quarter through the optimization of our branch network. On October 20, 2020, the Bank entered into a Branch Purchase and Assumption Agreement with First State Bank, pursuant to which First State Bank will purchase certain assets and assume certain liabilities (the “Jacksboro Branch Sale” and together with the Clear Lake Branch Sale, the “Branch Sales”) associated with the Bank’s branch located at 1220 North Main Street, Jacksboro, Texas 76458 (the “Jacksboro Branch”).

(1)

Adjusted Basic and Diluted Earnings Per Share, Tax Equivalent Net Interest Margin, Tangible Book Value Per Share, and Tangible Stockholders’ Equity to Tangible Assets Ratio are all non-GAAP measures. Spirit believes that for Adjusted Basic and Diluted Earnings Per Share, the adjustments made to net income allow investors and analysts to better assess its basic and diluted earnings per common share by removing the volatility that is associated with merger-related expenses and gain on sale of investment securities that are unrelated to its core business. In Spirit’s judgment, regarding Tax Equivalent Net Interest Margin, the fully tax equivalent basis is the preferred industry measurement basis for net interest margin and that it enhances comparability of net interest income arising from taxable and tax-exempt sources. Regarding Tangible Book Value Per Share and Tangible Stockholders’ Equity To Tangible Assets, Spirit believes that that these measures are important to many investors in the marketplace who are interested in changes from period to period in book value per share exclusive of changes in intangible assets. Goodwill and other intangible assets have the effect of increasing total book value while not increasing its tangible book value. The non-GAAP financial measures that we discuss in this news release should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which we calculate the non-GAAP financial measures that it discusses in this earnings release may differ from that of other banking organizations reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures Spirit has discussed in this earnings release when comparing such non-GAAP financial measures. Please see a reconciliation to the nearest respective GAAP measures at the end of this earnings release.

Conference Call

Spirit of Texas Bancshares has scheduled a conference call to discuss its third quarter 2020 results, which will be broadcast live over the Internet, on Wednesday, October 21, 2020 at 10:00 a.m. Eastern Time / 9:00 a.m. Central Time. To participate in the call, dial 201-389-0867 and ask for the Spirit of Texas call at least 10 minutes prior to the start time, or access it live over the Internet at https://ir.sotb.com/news-events/ir-calendar. For those who cannot listen to the live call, a replay will be available through October 28, 2020, and may be accessed by dialing 201-612-7415 and using pass code 13711787#. Also, an archive of the webcast will be available shortly after the call at https://ir.sotb.com/news-events/ir-calendar for 90 days.

About Spirit of Texas Bancshares, Inc.

Spirit, through its wholly-owned subsidiary, Spirit of Texas Bank, provides a wide range of relationship-driven commercial banking products and services tailored to meet the needs of businesses, professionals and individuals. Spirit of Texas Bank has 38 locations in the Houston, Dallas/Fort Worth, Bryan/College Station, Austin, San Antonio, Corpus Christi and Tyler metropolitan areas, along with offices in North Central and South Texas. Please visit https://www.sotb.com for more information.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended. Any statements about our expectations, beliefs, plans, predictions, protections, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Forward-looking statements are typically, but not exclusively, identified by the use of forward-looking terminology such as “believes,” “expects,” “could,” “may,” “will, “should,” “seeks,” “likely,” “intends” “plans,” “pro forma,” “projects,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Factors that could cause our actual results to differ materially from those described in the forward-looking statements include, among others: (i) changes in general business, industry or economic conditions, or competition; (ii) the impact of the COVID-19 pandemic on the Bank’s business, including the impact of actions taken by governmental and regulatory authorities in response to such pandemic, such as the Coronavirus Aid, Relief, and Economic Security Act and the programs established thereunder, and the Bank’s participation in such programs, (iii) changes in any applicable law, rule, regulation, policy, guideline, or practice governing or affecting bank holding companies and their subsidiaries or with respect to tax or accounting principles or otherwise; (iv) adverse changes or conditions in capital and financial markets; (v) changes in interest rates; (vi) the possibility that any of the anticipated benefits of the Clear Lake Branch Sale and the proposed Jacksboro Branch Sale will not be realized or will not be realized within the expected time period; (vii) the risk that converting the operations of the Jacksboro Branch to First State Bank will be materially delayed or will be more difficult than expected; (viii) the effect of the announcement of the Jacksboro Branch Sale on customer relationships and operating results; (ix) the possibility that the Branch Sales may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (x) higher-than-expected costs or other difficulties related to integration of combined or merged businesses; (xi) the inability to realize expected cost savings or achieve other anticipated benefits in connection with business combinations and other acquisitions; (xii) changes in the quality or composition of our loan and investment portfolios; (xii) adequacy of loan loss reserves; (xiii) increased competition; (xiv) loss of certain key officers; (xv) continued relationships with major customers; (xvi) deposit attrition; (xvii) rapidly changing technology; (xviii) unanticipated regulatory or judicial proceedings and liabilities and other costs; (xix) changes in the cost of funds, demand for loan products, or demand for financial services; (xx) other economic, competitive, governmental, or technological factors affecting our operations, markets, products, services, and prices; and (xxi) our success at managing the foregoing items. For a discussion of additional factors that could cause our actual results to differ materially from those described in the forward-looking statements, please see the risk factors discussed in our most recent Annual Report on Form

10-K for the year ended December 31, 2019, filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 16, 2020, its Quarterly Reports on Form 10-Q and its other filings with the SEC.

While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements are necessarily only estimates of future results. Accordingly, actual results may differ materially from those expressed in or contemplated by the particular forward-looking statement, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Statements of Income

(Unaudited)

		For the Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
		(Dollars in thousands, except per share data)
Interest income:
Interest and fees on loans	$29,901	$29,912	$27,409	$25,160	$23,064
Interest and dividends on investment securities	465	457	504	997	1,143
Other interest income	115	185	900	918	794

Total interest income	30,481	30,554	28,813	27,075	25,001

Interest expense:
Interest on deposits	3,392	3,945	4,507	4,434	4,097
Interest on FHLB advances and other borrowings	875	558	508	416	425

Total interest expense	4,267	4,503	5,015	4,850	4,522

Net interest income	26,214	26,051	23,798	22,225	20,479
Provision for loan losses	2,831	2,838	1,171	775	900

Net interest income after provision for loan losses	23,383	23,213	22,627	21,450	19,579

Noninterest income:
Service charges and fees	1,525	1,270	1,311	1,146	866
SBA loan servicing fees, net	619	256	10	391	234
Mortgage referral fees	428	357	202	232	173
Gain on sales of loans, net	612	326	464	675	1,151
Gain (loss) on sales of investment securities	1,031	—	—	2,448	—
Other noninterest income	604	356	725	162	257

Total noninterest income	4,819	2,565	2,712	5,054	2,681

Noninterest expense:
Salaries and employee benefits	11,365	7,946	11,789	10,684	9,502
Occupancy and equipment expenses	2,222	2,761	2,315	2,222	1,710
Professional services	555	716	895	1,200	791
Data processing and network	1,002	849	743	936	884
Regulatory assessments and insurance	517	379	402	265	(256)
Amortization of intangibles	919	919	946	1,006	1,015
Advertising	333	119	153	225	134
Marketing	18	38	160	131	136
Telephone expense	563	483	407	226	289
Conversion expense	279	69	1,477	180	314
Other operating expenses	1,520	1,825	1,673	1,584	1,037

Total noninterest expense	19,293	16,104	20,960	18,659	15,556

Income before income tax expense	8,909	9,674	4,379	7,845	6,704
Income tax expense	1,821	1,980	305	1,676	1,374

Net income	$7,088	$7,694	$4,074	$6,169	$5,330

Earnings per common share:
Basic	$0.41	$0.44	$0.22	$0.35	$0.35
Diluted	0.41	0.44	0.22	$0.35	$0.34

Weighted average common shares outstanding:
Basic	17,340,898	17,581,959	18,184,110	17,434,954	15,370,480
Diluted	17,383,427	17,612,919	18,441,977	17,830,538	15,771,249

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Consolidated Balance Sheets

(Unaudited)

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands)
Assets:
Cash and due from banks	$29,345	$35,248	$33,946	$32,490	$28,822
Interest-bearing deposits in other banks	121,739	200,096	193,707	293,467	122,721

Total cash and cash equivalents	151,084	235,344	227,653	325,957	151,543

Time deposits in other banks	—	—	245	490	1,225
Investment securities:
Available for sale securities, at fair value	119,814	90,878	94,963	96,937	166,669

Total investment securities	119,814	90,878	94,963	96,937	166,669

Loans held for sale	4,287	7,718	7,765	3,989	2,784
Loans:
Loans held for investment	2,452,353	2,427,292	2,013,367	1,767,182	1,487,602
Less: allowance for loan and lease losses	(12,207)	(9,905)	(7,620)	(6,737)	(6,565)

Loans, net	2,440,146	2,417,387	2,005,747	1,760,445	1,481,037

Premises and equipment, net	82,734	79,156	78,594	75,150	65,144
Accrued interest receivable	11,612	12,188	7,314	6,507	6,319
Other real estate owned and repossessed assets	302	3,743	3,731	3,653	1,042
Goodwill	77,681	77,966	79,009	68,503	43,086
Core deposit intangible	8,698	9,617	10,536	11,472	11,628
SBA servicing asset	3,051	3,115	3,055	3,355	3,548
Deferred tax asset, net	494	—	—	—	—
Bank-owned life insurance	15,878	15,787	15,699	15,610	15,521
Federal Home Loan Bank and other bank stock, at cost	5,709	5,696	5,660	8,310	6,233
Other assets	3,580	4,423	4,526	4,244	4,005

Total assets	$2,925,070	$2,963,018	$2,544,497	$2,384,622	$1,959,784

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Transaction accounts:
Noninterest-bearing	$667,199	$745,646	$487,060	$444,822	$366,209
Interest-bearing	940,930	946,969	878,279	803,557	593,064

Total transaction accounts	1,608,129	1,692,615	1,365,339	1,248,379	959,273
Time deposits	679,387	722,376	711,968	679,747	625,940

Total deposits	2,287,516	2,414,991	2,077,307	1,928,126	1,585,213
Accrued interest payable	1,321	1,025	1,218	1,219	1,002
Short-term borrowings	10,000	104,830	10,000	—	—
Long-term borrowings	267,746	88,246	103,276	105,140	74,165
Deferred tax liability, net	—	405	1,706	672	215
Other liabilities	6,966	5,943	5,173	3,760	2,451

Total liabilities	2,573,549	2,615,440	2,198,680	2,038,917	1,663,046

Stockholders’ Equity:
Common stock	298,509	298,176	297,966	297,188	251,875
Retained earnings	65,783	59,907	52,213	48,139	41,970
Accumulated other comprehensive income (loss)	(237)	1,272	732	667	3,091
Treasury stock	(12,534)	(11,777)	(5,094)	(289)	(198)

Total stockholders’ equity	351,521	347,578	345,817	345,705	296,738

Total liabilities and stockholders’ equity	$2,925,070	$2,963,018	$2,544,497	$2,384,622	$1,959,784

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Loan Composition

(Unaudited)

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands)
Loans:
Commercial and industrial loans (1)(2)	$690,009	$724,913	$320,418	$282,949	$248,745
Real estate:
1-4 single family residential loans	373,220	372,445	382,900	375,743	321,044
Construction, land and development loans	402,476	390,068	405,661	259,384	233,830
Commercial real estate loans (including multifamily)	906,134	835,614	821,952	753,812	597,415
Consumer loans and leases	12,977	19,159	22,398	22,769	17,663
Municipal and other loans	67,537	85,092	60,038	72,525	68,905

Total loans held in portfolio	$2,452,353	$2,427,292	$2,013,367	$1,767,182	$1,487,602

(1)

Balance includes $72.7 million, $75.1 million, $75.3 million, $74.2 million, and $78.7 million of the unguaranteed portion of SBA loans as of September 30, 2020, June 30, 2020, March 31, 2020, December 31, 2019, and September 30, 2019, respectively.

(2)	Balance includes $421.1 million of PPP loans as of September 30, 2020.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Deposit Composition

(Unaudited)

		As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
			(Dollars in thousands)
Deposits:
Noninterest-bearing demand deposits	$667,199	$745,646	$487,060	$444,822	$366,209
Interest-bearing demand deposits	391,396	360,282	334,302	370,467	303,037
Interest-bearing NOW accounts	8,655	31,132	28,376	28,204	8,626
Savings and money market accounts	540,879	555,555	515,601	404,886	281,401
Time deposits	679,387	722,376	711,968	679,747	625,940

Total deposits	$2,287,516	$2,414,991	$2,077,307	$1,928,126	$1,585,213

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended September 30,
	2020			2019
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	$134,573	$101	0.30%	$135,460	$750	2.20%
Loans, including loans held for sale (2)	2,436,667	29,901	4.87%	1,458,603	23,064	6.27%
Investment securities and other	93,115	479	2.04%	175,369	1,187	2.69%

Total interest-earning assets	2,664,355	30,481	4.54%	1,769,432	25,001	5.61%

Noninterest-earning assets	265,462			150,139

Total assets	$2,929,817			$1,919,571

Interest-bearing liabilities:
Interest-bearing demand deposits	$375,421	$176	0.19%	$285,306	$349	0.49%
Interest-bearing NOW accounts	14,644	7	0.19%	7,846	3	0.15%
Savings and money market accounts	541,681	621	0.45%	273,662	579	0.84%
Time deposits	713,618	2,588	1.44%	630,969	3,166	1.99%
FHLB advances and other borrowings	211,214	875	1.64%	65,358	425	2.58%

Total interest-bearing liabilities	1,856,578	4,267	0.91%	1,263,141	4,522	1.42%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	715,783			380,997
Other liabilities	8,451			4,232
Stockholders’ equity	349,005			271,201

Total liabilities and stockholders’ equity	$2,929,817			$1,919,571

Net interest rate spread			3.63%			4.19%

Net interest income and margin		$26,214	3.90%		$20,479	4.59%

Net interest income and margin (tax equivalent)(3)		$26,660	3.97%		$20,632	4.63%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended September 30, 2020 and 2019, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Average Balances and Yields

(Unaudited)

	Three Months Ended
	September 30, 2020			June 30, 2020
	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate	Average Balance (1)	Interest/ Expense	Annualized Yield/Rate
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits in other banks	134,573	$101	0.30%	$220,940	$148	0.27%
Loans, including loans held for sale (2)	2,436,667	29,901	4.87%	2,332,707	29,911	5.14%
Investment securities and other	93,115	479	2.04%	93,256	495	2.13%

Total interest-earning assets	2,664,355	30,481	4.54%	2,646,903	30,554	4.63%

Noninterest-earning assets	265,462			228,203

Total assets	$2,929,817			$2,875,106

Interest-bearing liabilities:
Interest-bearing demand deposits	$375,421	$176	0.19%	$346,220	$175	0.20%
Interest-bearing NOW accounts	14,644	7	0.19%	29,087	18	0.25%
Savings and money market accounts	541,681	621	0.45%	539,533	825	0.61%
Time deposits	713,618	2,588	1.44%	719,498	2,927	1.63%
FHLB advances and other borrowings	211,214	875	1.64%	150,388	558	1.49%

Total interest-bearing liabilities	1,856,578	4,267	0.91%	1,784,726	4,503	1.01%

Noninterest-bearing liabilities and shareholders’ equity:
Noninterest-bearing demand deposits	715,783			742,542
Other liabilities	8,451			2,236
Stockholders’ equity	349,005			345,602

Total liabilities and stockholders’ equity	$2,929,817			$2,875,106

Net interest rate spread			3.63%			3.62%

Net interest income and margin		$26,214	3.90%		$26,051	3.95%

Net interest income and margin (tax equivalent)(3)		$26,660	3.97%		$26,424	4.00%

(1)	Average balances presented are derived from daily average balances.
(2)	Includes loans on nonaccrual status.
(3)

In order to make pretax income and resultant yields on tax-exempt loans comparable to those on taxable loans, a tax-equivalent adjustment has been computed using a federal tax rate of 21% for the three months ended September 30, 2020 and June 30, 2020, respectively.

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Adjusted Net Income and Adjusted Basic and Diluted Earnings Per Share

(Unaudited)

	As of or for the Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands, except per share data)
Basic and diluted earnings per share - GAAP basis:
Net income available to common stockholders	$7,088	$7,694	$4,074	$6,169	$5,330

Weighted average number of common shares - basic	17,340,898	17,581,959	18,184,110	17,434,954	15,370,480
Weighted average number of common shares - diluted	17,383,427	17,612,919	18,441,977	17,830,538	15,771,249
Basic earnings per common share	$0.41	$0.44	$0.22	$0.35	$0.35

Diluted earnings per common share	$0.41	$0.44	$0.22	$0.35	$0.34

Basic and diluted earnings per share - Non-GAAP basis:
Net income	$7,088	$7,694	$4,074	$6,169	$5,330
Pre-tax adjustments:
Noninterest income
Gain on sale of investment securities	(1,031)	—	—	(2,448)	—
Noninterest expense
Merger related expenses	342	69	1,614	821	1,094
Taxes:
NOL Carryback		—	(575)
Tax effect of adjustments	145	(14)	(331)	467	(193)

Adjusted net income	$6,544	$7,749	$4,782	$5,009	$6,231

Weighted average number of common shares - basic	17,340,898	17,581,959	18,184,110	17,434,954	15,370,480
Weighted average number of common shares - diluted	17,383,427	17,612,919	18,441,977	17,830,538	15,771,249
Basic earnings per common share - Non-GAAP basis	$0.38	$0.44	$0.26	$0.29	$0.41

Diluted earnings per common share - Non-GAAP basis	$0.38	$0.44	$0.26	$0.28	$0.40

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Net Interest Margin on a Fully Taxable Equivalent Basis

(Unaudited)

	As of or for the Three Months Ended
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands, except per share data)
Net interest margin - GAAP basis:
Net interest income	$26,214	$26,051	$23,798	$22,225	$20,479
Average interst-earning assets	2,664,355	2,646,903	2,179,501	2,003,868	1,769,432
Net interest margin	3.90%	3.95%	4.38%	4.40%	4.59%
Net interest margin - Non-GAAP basis:
Net interest income	$26,214	$26,051	$23,798	$22,225	$20,479
Plus:
Impact of fully taxable equivalent adjustment	446	373	92	127	153

Net interest income on a fully taxable equivalent basis	$26,660	$26,424	$23,890	$22,352	$20,632

Average interst-earning assets	2,664,355	2,646,903	2,179,501	2,003,868	1,769,432
Net interest margin on a fully taxable equivalent basis - Non-GAAP basis	3.97%	4.00%	4.40%	4.43%	4.63%

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Book Value Per Share

(Unaudited)

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands, except per share data)
Total stockholders’ equity	$351,521	$347,578	$345,817	$345,705	$296,738
Less:
Goodwill and other intangible assets	86,379	87,583	89,545	79,975	54,714

Tangible stockholders’ equity	$265,142	$259,995	$256,272	$265,730	$242,024

Shares outstanding	17,316,313	17,368,573	17,969,012	18,258,222	16,121,479
Book value per share	$20.30	$20.01	$19.25	$18.93	$18.41
Less:
Goodwill and other intangible assets per share	$4.99	$5.04	$4.99	4.38	3.40

Tangible book value per share	$15.31	$14.97	$14.26	$14.55	$15.01

SPIRIT OF TEXAS BANCSHARES, INC. AND SUBSIDIARY

Reconciliation of Non-GAAP Financial Measures - Tangible Equity to Tangible Assets

(Unaudited)

	As of
	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
	(Dollars in thousands)
Total stockholders’ equity to total assets - GAAP basis:
Total stockholders’ equity (numerator)	$351,521	$347,578	$345,817	$345,705	$296,738
Total assets (denominator)	2,925,070	2,963,018	2,544,497	2,384,622	1,959,784
Total stockholders’ equity to total assets	12.02%	11.73%	13.59%	14.50%	15.14%
Tangible equity to tangible assets - Non-GAAP basis:
Tangible equity:
Total stockholders’ equity	$351,521	$347,578	$345,817	$345,705	$296,738
Less:
Goodwill and other intangible assets	86,379	87,583	89,545	79,975	54,714

Total tangible common equity (numerator)	$265,142	$259,995	$256,272	$265,730	$242,024

Tangible assets:
Total assets	2,925,070	2,963,018	2,544,497	2,384,622	1,959,784
Less:
Goodwill and other intangible assets	86,379	87,583	89,545	79,975	54,714

Total tangible assets (denominator)	$2,838,691	$2,875,435	$2,454,952	$2,304,647	$1,905,070

Tangible equity to tangible assets	9.34%	9.04%	10.44%	11.53%	12.70%